Exhibit 3.1

CERTIFICATE OF SECRETARY

AMENDMENT TO THE BYLAWS OF

ITERIS, INC.

The undersigned does hereby certify that:

(1)                                 He is he duly elected and acting secretary of Iteris, Inc., a Delaware corporation (the “Corporation”); and

(2)                                 The first sentence of Section 1 of Article III of the Bylaws of the Corporation shall be amended and restated to read in full as follows:

“The Board of Directors shall consist of not less than six (6) nor more than eleven (11) members, the exact number of which shall be six (6) until changed, within the limits specified above by a resolution duly adopted by the Board of Directors or by the stockholders.”

(3)                                 The foregoing amendment to the Bylaws of the Corporation was duly adopted by the stockholders of the Corporation at the stockholder meeting held on December 15, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate to be effective as of the 15th day of December 2016.

/S/ ANDREW SCHMIDT
Andrew Schmidt, Secretary